Exhibit 10.8.I

Non-Statutory Stock Option Agreement	Bluestem Brands, Inc. ID: 61-1425164 6509 Flying Cloud Drive Eden Prairie, MN 55344

%%FIRST_NAME%-% %%MIDDLE_NAME%-%	Grant Number:	%%OPTION_NUMBER%-%
%%LAST_NAME%-%	Plan:	%%EQUITY_PLAN%-%
%%ADDRESS_LINE1%-%	ID:	%%EMPLOYEE_IDENTIFIER%-%
%%ADDRESS_LINE2%-%
%%CITY%-%, %%STATE%-% %%COUNTRY%-%
%%ZIPCODE%-%

Bluestem Brands, Inc. (the “Company”) grants you a Non-Statutory Stock Option to purchase %%TOTAL_SHARES_GRANTED,’999,999,999’%-% shares of the Company’s common stock (the “Option Shares”) under the Company’s 2011 Long-Term Incentive Plan (the “Plan”), as follows:

Date of Grant:	%%OPTION_DATE,‘MM/DD/YYYY’%-%
Exercise Price Per Share:	%%OPTION_PRICE,‘$999,999,999.9999’%-%
Total Number of Shares Granted:	%%TOTAL_SHARES_GRANTED,‘999,999,999’%-%
Total Exercise Price:	%%TOTAL_OPTION_PRICE,‘$999,999,999.99’%-%
Type of Option:	%%OPTION_TYPE_LONG%-%
Expiration Date of Option:	%%EXPIRE_DATE_PERIOD1,‘MM/DD/YYYY’%-%
This Option will vest and become exercisable as shown on each date below:

Option Shares	Vesting Date
%%SHARES_PERIOD 1, ‘999,999,999’%-%	%%VEST_DATE_PERIOD 1, ‘MM/DD/YYY’%-%
%%SHARES_PERIOD 2, ‘999,999,999’%-%	%%VEST_DATE_PERIOD 2, ‘MM/DD/YYY’%-%
%%SHARES_PERIOD 3, ‘999,999,999’%-%	%%VEST_DATE_PERIOD 3, ‘MM/DD/YYY’%-%
%%SHARES_PERIOD 4, ‘999,999,999’%-%	%%VEST_DATE_PERIOD 4, ‘MM/DD/YYY’%-%
By your online acceptance of this grant, you agree to all of the terms and conditions contained in this Agreement (consisting of this cover page and the Option Terms and Conditions on the following pages) and in the Plan document, a copy of which has been made available to you online. You acknowledge that you have reviewed these documents and that they set forth the entire agreement between you and the Company regarding your right to purchase the Option Shares. You also acknowledge that you have reviewed the copy of the Plan’s Information Statement made available to you online.

Bluestem Brands, Inc.
2011 Long-Term Incentive Plan
Option Terms and Conditions
Any capitalized term that is not defined in this Agreement shall have the meaning set forth in the Plan as it currently exists or as it is amended in the future.
1.	Grant of Option. The grant of this Option to you is effective as of the Date of Grant specified on the cover page of this Agreement, and the Option will expire on the Expiration Date of Option specified on the cover page of this Agreement, unless an earlier expiration date occurs as provided in Section 3 below. This Option is not intended to be an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code and will be interpreted accordingly.

2.	Vesting and Exercise Schedule. This Option will vest and become exercisable as to the number of Option Shares and on the dates specified on the cover page of this Agreement, so long as your Service to the Company and its Affiliates does not end. The vesting schedule is cumulative, meaning that to the extent the Option has not already been exercised and has not expired, terminated or been cancelled, you or the person otherwise entitled to exercise the Option as provided in this Agreement may at any time during the Option term purchase all or any portion of the Option Shares that are then vested and exercisable under that schedule.

Vesting and exercisability of this Option may be accelerated or continued during the term of the Option under certain circumstances in connection with your termination of Service, as described in Section 6(e) of the Plan, in connection with certain transactions affecting the Company, including a Change in Control, as described in Sections 12(b), (c) and (d) of the Plan, and at the discretion of the Committee in accordance with Section 3(b)(2) of the Plan.

3.	Expiration. This Option will expire and will no longer be exercisable at 5:00 p.m. Central Time on the earliest of:
(a)	The Expiration Date of Option;

(b)	Upon your termination of Service for Cause;

(c)	Upon the expiration of any period during which this Option may be exercised after your termination of Service, as specified in Sections 6(e), 12(b)(4) and 12(c) of the Plan; or

(d)	The date (if any) fixed for termination or cancellation of this Option pursuant to Section 16 below or in connection with certain transactions affecting the Company, as described in Sections 12(b)(2), 12(b)(3), 12(c) or 12(d) of the Plan.
4.	Service Requirement. Except as may otherwise be provided in accordance with Sections 6(e), 12(b)(4) or 12(c) of the Plan, this Option may be exercised only while you continue to provide Service to the Company or any Affiliate, and only if you have continuously provided such Service since the Grant Date of this Option.

5.	Exercise of Option. Subject to Section 4, the vested and exercisable portion of this Option may be exercised by delivering written or electronic notice of exercise (in a form approved by the Committee) to the Company at the principal executive office of the Company, to the attention of the Chief Financial Officer or the party designated by such officer (which written or electronic notice will state the number of Option Shares to be purchased, provide delivery instructions for the Shares and must be signed or otherwise authenticated by the person exercising this Option), or by such other means as the Board or Committee may approve. If the person exercising this Option is not the Participant, he/she also must submit proof satisfactory to the Company of his/her right to exercise this Option.

6.	Payment of Exercise Price. When you submit your notice of exercise, you must include payment of the purchase price of the Option Shares being purchased (determined by multiplying the number of Option Shares to be purchased by the Exercise Price Per Share specified on the cover page of this Agreement) through one or a combination of the following methods:
(a)	cash (including personal check, money order or a cashier’s or certified check);

(b)	to the extent permitted by law, a broker-assisted cashless exercise in which you irrevocably instruct a broker to deliver proceeds of a sale of all or a portion of the Shares for which the Option is being exercised (or proceeds of a loan secured by such Shares) to the Company in payment of the purchase price of such Shares;

(c)	by delivery to the Company or its designated agent of unencumbered Shares having an aggregate Fair Market Value on the date of exercise equal to the purchase price of the Option Shares for which the Option is being exercised; or

(d)	by a reduction in the number of Option Shares to be delivered to you upon exercise, such number of Shares to be withheld having an aggregate Fair Market Value on the date of exercise equal to the purchase price of the Option Shares for which the Option is being exercised.
However, if the Committee determines, in any given circumstance, that payment of the exercise price with Shares or by authorizing the Company to retain Option Shares is undesirable for any reason, you will not be permitted to pay any portion of the exercise price in that manner.

7.	Withholding Taxes. You may not exercise this Option in whole or in part unless you make arrangements acceptable to the Company for payment of any federal, state, local or foreign withholding taxes that may be due as a result of the exercise of this Option. You hereby authorize the Company (or any Affiliate) to withhold from payroll or other amounts payable to you any sums required to satisfy such withholding tax obligations, and otherwise agree to satisfy such obligations in accordance with the provisions of Section 14 of the Plan. If you wish to satisfy some or all of such withholding tax obligations by delivering Shares you already own or by having the Company retain a portion of the Option Shares being acquired upon exercise of the Option, you must make such a request which shall be subject to approval by the

Company. Delivery of Shares upon exercise of this Option is subject to the satisfaction of applicable withholding tax obligations.

8.	Delivery of Shares. As soon as practicable after the Company receives the exercise notice and payment of the exercise price as provided above, and determined that all conditions to exercise and delivery of the Option Shares, including Section 7 of this Agreement and Section 18(c) of the Plan, have been satisfied, it will arrange for the delivery of the Shares being purchased in accordance with the delivery instructions related to such notice. The Company will pay any original issue or transfer taxes with respect to the issue or transfer of the Shares, but you will be responsible for any brokerage fees, commissions or expenses incurred in connection with the receipt, holding or sale of any Option Shares. All Shares so issued will be fully paid and nonassessable. The Company will not be required to issue or deliver any Shares prior to the completion of any registration or other qualification of such Shares under any state or federal law, rule or regulation as the Company may determine to be necessary or desirable.

9.	Transfer of Option. During your lifetime, only you (or your guardian or legal representative in the event of legal incapacity) may exercise this Option, except in the case of a permitted transfer described below. You may not assign or transfer this Option other than (i) by will or the laws of descent and distribution, (ii) pursuant to a qualified domestic relations order, or (iii) by gift to any “family member” (as defined in General Instruction A(5) to Form S-8 under the Securities Act of 1933). Following any such transfer, this Option, when held by any such permitted transferee, shall continue to be subject to the same terms and conditions that were applicable to this Option immediately prior to its transfer and may be exercised by such permitted transferee as and to the extent that this Option has become exercisable and has not terminated in accordance with the provisions of the Plan and this Agreement.

10.	No Shareholder Rights Before Exercise. Neither you nor any permitted transferee of this Option will have any of the rights of a shareholder of the Company with respect to any Option Shares until a certificate evidencing such Shares has been issued (or an appropriate book entry in the Company’s stock register has been made). No adjustments shall be made for dividends or other rights if the applicable record date occurs before your stock certificate has been issued (or an appropriate book entry has been made), except as otherwise described in the Plan.

11.	Discontinuance of Service. This Agreement does not give you a right to continued Service with the Company or its Affiliates, and the Company or any of its Affiliates may terminate your Service at any time and otherwise deal with you without regard to the effect it may have upon you under this Agreement.

12.	Governing Plan Document. This Option and Agreement are subject to all the provisions of the Plan, and to all interpretations, rules and regulations which may, from time to time, be adopted and promulgated by the Committee pursuant to the Plan. If there is any conflict between the provisions of this Agreement and the Plan, the provisions of the Plan will govern.

13.	Choice of Law. This Agreement will be interpreted and enforced under the laws of the state of Minnesota (without regard to its conflicts or choice of law principles).

14.	Binding Effect. This Agreement will be binding in all respects on your heirs, representatives, successors and assigns, and on the successors and assigns of the Company.

15.	Non-Solicitation. You agree that during the period of your Service with the Company or any of its Affiliates and for the one-year period immediately following termination of such Service for any reason, you shall not (i) directly or indirectly, engage in the recruiting, soliciting or inducing of any non-clerical employee or employees of the Company or its Affiliates to terminate their employment with, or otherwise cease their relationship with the Company or any of its Affiliates, or in hiring or assisting another person or entity to hire any non-clerical employee of the Company or any of its Affiliates or any person who within six months before had been a non-clerical employee of the Company or any of its Affiliates and was recruited or solicited for such employment or other retention while an employee of the Company (other than any of the foregoing activities engaged in with the prior written approval of the Company); or (ii) directly or indirectly solicit, induce or encourage or attempt to persuade any agent, supplier or customer of the Company or any Affiliate to terminate such agency or business relationship.

16.	Forfeiture. You agree that during the period of your Service with the Company or any of its Affiliates and for the one-year period immediately following termination of such Service for any reason, if you (i) breach any term or condition contained in Section 15, (ii) materially breach the Company’s Code of Ethics and Business Conduct, or (iii) breach any nondisclosure, non-competition or similar obligation owed to the Company or any Affiliate, then in addition to all rights and remedies available to the Company at law and in equity, this Option will be immediately cancelled and all vested and unexercised Option Shares shall be forfeited. The Company may also recapture from you the difference between the exercise price and the Fair Market Value on the date of exercise of any Option Shares received in connection with any exercise of this Option on or after the date which is twelve months prior to the date of termination of your Service. You will promptly pay the full amount due upon demand by the Company, in the form of cash or Shares at their current Fair Market Value.
By accepting this Option and Agreement, you agree to all the terms of this Agreement and the Plan document.

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